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                                                            EXHIBIT 99.1


                                                   151 Farmington Avenue
                                                   Hartford, Conn. 06156

                                                   MEDIA CONTACT:
                                                   Fred Laberge
                                                   860-273-4788
                                                   labergear@aetna.com

                                                   INVESTOR CONTACT:
                                                   Robyn S. Walsh
                                                   860-273-6184
                                                   walshr@aetna.com


     AETNA CONTINUES TALKS WITH ING; ALSO BEGINS DISCUSSIONS WITH ADDITIONAL PARTIES ON POTENTIAL SALE OF FINANCIAL SERVICES AND INTERNATIONAL BUSINESSES


HARTFORD, CT, JUNE 16, 2000 - Aetna (NYSE: AET) today announced that, in addition to continuing discussions with ING Group on the possible sale of all or part of Aetna's financial services and international businesses, it has also entered into discussions with other interested parties.

Chairman and CEO William H. Donaldson said, "We are continuing to talk with ING regarding their interest in Aetna's financial services and international assets. However, we have also received numerous expressions of interest in these assets from other potential acquirers. In view of our goal of delivering value to our shareholders, either through the separation or sale of these assets, we believe we also should evaluate these opportunities. At the same time, we are committed to taking into account the concerns of our customers, employees, and other important constituents. There can be no assurances that we will execute a definitive agreement to sell these businesses or what the terms of such an agreement would be."

A Fortune 50 company, Aetna provides over 45 million people worldwide with quality products, services and information to help them manage best what matters most: their health and financial well-being. Information about Aetna is available at www.aetna.com.

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CAUTIONARY STATEMENT - Certain information in this press release is forward looking, including statements regarding the separation of Aetna Financial Services into an independent publicly traded company and the possibility of a transaction with ING or other potential acquirers. The statements are subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause actual future results of Aetna's businesses, the manner and time frame of accomplishing the proposed transactions and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to, the ability to successfully structure, negotiate and complete the proposed transactions on a timely basis. For further discussion of important risk factors that may materially affect management's estimates, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K filed with the SEC, for a discussion of Aetna's results of operations and financial condition.